UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2016

ALBEMARLE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-12658	54-1692118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

451 Florida Street, Baton Rouge, Louisiana 70801

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: (225) 388-8011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 13, 2016, Albemarle Corporation (the “Company”) accepted the resignation of Susan M. Kelliher, the Company’s Senior Vice President of Human Resources since March 2012. Ms. Kelliher informed the Company that she will not be relocating in connection with the Company’s previously announced move of its corporate headquarters to Charlotte, North Carolina. Ms. Kelliher will remain with the Company until June 30, 2016.

Ms. Kelliher is eligible for a payment equal to one year of her base salary plus her target annual cash bonus as well as an additional six months of base salary as a retention payment in accordance with the severance program adopted by the Company in connection with its headquarters’ relocation. In addition, Ms. Kelliher will remain eligible for a bonus under the special cash incentive program established by the Company in May 2015 for the achievement of at least $100 million in annual cost synergies related to the integration of the Rockwood acquisition, to be paid in the first fiscal quarter of 2017. Ms. Kelliher’s equity grants will be treated in accordance with the terms of the Company’s 2008 Incentive Plan and the respective award agreements. Ms. Kelliher will be entitled to exercise vested stock options until the first anniversary of her date of termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALBEMARLE CORPORATION

Date: May 19, 2016	By:	/s/ Karen G. Narwold
Karen G. Narwold
Executive Vice President & Chief Administrative Officer